Exhibit 99.1

Multi-Color Corporation Announces

Results for First Quarter of Fiscal 2006

CINCINNATI, OHIO, July 22, 2005 – Multi-Color Corporation (NASDAQ: LABL) today announced financial results for its first quarter ended June 30, 2005, compared with the same period a year ago.

First quarter highlights included:

•	Net Sales increased 63% to $46.7 million from $28.8 million.

•	Net Income increased 71% to $1.9 million from $1.1 million.

•	Earnings Per Share (EPS) were also up 71% to 29 cents per diluted share, from 17 cents.

Frank Gerace, President and CEO of Multi-Color Corporation, attributed the Company’s first quarter earnings performance to increased sales in the Decorating Solutions Division. The first quarter sales increase included $15.2 million generated from the NorthStar Print Group acquisition and $3.4 million generated from organic growth. Sales in the Packaging Services Division were down 13% for the quarter.

“Our Decorating Solutions Division generated a 14% organic sales growth rate as we gained new customers and increased sales with existing customers. However, our Packaging Services Division experienced a sales shortfall due to a decrease in summer promotional programs and a shift to less complex products,” Gerace noted.

Operating income of $3.7 million increased 85% compared to the prior year. Improvements in operating income compared to the prior year resulted from the sales increase and improved operating efficiencies in the Decorating Solutions Division.

“We continue to be pleased with the results of our newly acquired facilities in Wisconsin and Michigan and our organic sales growth rate in the label segment. However, we have experienced temporary sales and profit issues in the Packaging Services Division that appear to be behind us; as we now have the largest backlog in our history. We expect results in this segment to compare more favorably in the second and third quarters,” Gerace concluded.

Fiscal Year 2006 First Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on July 22, 2005 at 11:00 a.m. (ET) to discuss the news release. For access to the conference call, please dial 1-800-265-0241 (code 36786547) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on July 22, 2005 until midnight (ET) on July 29, 2005 by calling 1-888-286-8010 (code 34785628). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Safe Harbor Statement

The Company believes certain statements contained in this release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to successfully integrate acquisitions; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital; cost and price changes; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments, and other factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.multicolorcorp.com)

Cincinnati, Ohio based Multi-Color Corporation is a premier supplier of decorative label solutions and packaging services to consumer product and food and beverage companies, retailers and container manufacturers. Our customers include many of the world’s largest manufacturers of household, fabric and personal care, automotive and lawn care, and food and beverage products representing many of the world’s most well known and respected brands. We currently provide products and services to more than 650 customers in the United States (U.S.), Canada, Mexico, Central and South America.

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended
	June 30, 2005	June 30, 2004
Net Sales	$46,728	$28,750
Cost of Goods Sold	38,933	24,023

Gross Profit	7,795	4,727

Selling, General & Admin Impairment Loss/Closure Costs	4,144	2,750

Operating Income	3,651	1,977

Other (Income) Expense	(8)	(15)
Interest Expense	493	193

Income before taxes	3,166	1,799
Provision for taxes	1,257	684

Net Income	$1,909	$1,115

Basic Earnings Per Share	$0.29	$0.18
Diluted Earnings Per Share	$0.29	$0.17

Weighted Average Shares Outstanding:
Basic	6,496,490	6,168,064
Diluted	6,696,055	6,593,955

	Selected Segment Information (in 000’s) Unaudited
Decorating Solutions
Net Sales	$43,095	$24,495
Income before taxes	5,056	2,325

Packaging Services
Net Sales	$3,710	$4,255
Income (Loss) before taxes	(569)	402

	Selected Consolidated Balance Sheet Information (in 000’s)
	June 30, 2005 (Unaudited)	March 31, 2005
Current Assets	$43,084	$40,921
Total Assets	$109,844	$108,228
Current Liabilities	$25,790	$23,419
Total Liabilities	$65,010	$65,131
Shareholders’ Equity	$44,834	$43,097
Total Debt	$38,533	$41,149

Certain prior year amounts have been reclassified to conform with current year reporting.

For more information, please contact:

Dawn H. Bertsche

Chief Financial Officer

Multi-Color Corporation

(513) 345-1108